Exhibit 4A.9

CONTRACT FOR SERVICE AND ADVISING ON DEVELOPMENT AND MAINTENANCE OF

SYSTEMS ENGINEERING APPLICATIONS AND TECHNOLOGY

between

ALTEC

and

BANCO SANTANDER – CHILE

In Santiago, Chile on December 30, 2003, BANCO SANTANDER – CHILE, a banking corporation with RUT Nº 97.036.000-K, represented by Gonzalo Romero Astaburuaga, a Chilean, married, an attorney, with National Identity Card Nº 5.145.609-2, residing at Calle Bandera Nº 140 of the commune and city of Santiago, Metropolitan Region, hereinafter also designated as “Bank,” for one party, and for the other, the ALTEC, S.A. company, with RUT Nº 96-945.770-9, represented by Alberto Patricio Melo Guerrero, a Chilean, married, a civil and electronic engineer, with Identity Card Nº 7.008.457-0, residing at Avenida Andrés Bello Nº 2777, 16th floor, Las Condes commune, Metropolitan Region, hereinafter also designated as “ALTEC,” have agreed to enter into a Service Contract comprised of the following clauses (the “Contract”):

CLAUSE 1: DEFINITIONS AND INTERPRETATION

Glossary

To aid in the proper common interpretation and understanding of each of the abbreviations, figures, concepts, and terms used in this Contract, the reader is advised to review it in conjunction with Exhibit Nº 1 – Glossary, which explains each of the meanings that shall prevail over the interpretation either party may adopt at any time during the term of this Contract.

Documents Comprising the Contract

The parties declare that the documents listed below, which are known to and accepted by then, are integral parts of this Contract and they undertake to comply fully therewith:

• Exhibit 1 -	Glossary

• Exhibit 2 -	Subsidiaries and Related Companies Entitled to Services

• Exhibit 3 -	Specification of Services

• Exhibit 4 -	Transition Plan

• Exhibit 5 -	Systems and Platforms Not Included

• Exhibit 6 -	Operating Requirements Agreement

• Exhibit 7 -	Technological Resources

• Exhibit 8 -	Summary of Intel Platform Inventory

• Exhibit 9 -	Inventory of Applications

• Exhibit 10 -	Effects of Default on Operating Requirements Agreement

• Exhibit 11 -	Technology and Systems Engineering Service Level Agreement

• Exhibit 12 -	Development and Maintenance Service Level Agreement

• Exhibit 13 -	Progress Reports

• Exhibit 14 -	Payments in Transition Period

• Exhibit 15 -	Tools

• Exhibit 16 -	Matrix of Penalties for Default

• Exhibit 17 -	Satisfaction Survey

• Exhibit 18 -	Detail of Resources and Procedures for the Recovery Plan

• Exhibit 19 -	Fees for Service

• Exhibit 20 -	Payroll and Transfer Terms

Updating of the information by issuing a new version and distributing it to the Technology Committee shall be a responsibility of the parties. Each Exhibit must bear a date and the parties’ signatures.

In the event of any discrepancy among the provisions of the aforementioned document, the provisions of the most recent Exhibits shall prevail; and in the event of any discrepancy between the provisions of said Exhibits and those of this Contract, the latter shall prevail.

Purpose of the Contract

Pursuant hereto the Bank entrusts to ALTEC, which being represented as indicated above, accepts the trust and undertakes to perform the Services described in Clause 3, Scope of Service.

Bank’s Subsidiaries

All the subsidiaries of the Bank, which are listed in Exhibit Nº 2 – Subsidiaries [and Related Companies] Entitled to Services, shall be deemed to be full parties to this Contract. The following companies are expressly excluded: AFT SummaBansander, Santander GRC (formerly C&R and formerly Fiscalex), and Altavida Cía. de Seguros de Vida. ALTEC may offer the Services prescribed in this Contract to the excluded companies at any time.

The Bank shall be responsible for signing the respective contracts and agreements with each of the companies mentioned in Exhibit Nº 2, so as to provide them with each and all the Services, which may in no event exceed the stipulated Levels of Service.

For all purposes relating to penalties and indemnities, as well as other obligations incumbent upon the parties for default or delay, ALTEC shall reach agreement with the Bank and leave it to the Bank to make the appropriate transfers of benefits and costs stemming from the execution of this Contract, if it sees fit or is legally required to do so.

CLAUSE 2: TERM OF THE CONTRACT

Except as provided for in Clause 19, this Contract has a duration of 3 years commencing on January 1, 2004, the date on which it enters into force; it shall be automatically renewed for successive terms of equal duration unless one party informs the other of its intention to terminate the Contract for the causes and conditions stipulated in the Termination of Contract clause, or of its intention to change the renewal term, by certified letter sent not less than 6 months prior to the expiration of the original term or the extension term in question.

CLAUSE	3: SCOPE OF SERVICE

The services ALTEC shall provide to the Bank are enumerated below, and are described in detail in Exhibit Nº 3 – Specification of Services.

•	Development and Maintenance of Applications

•	Systems Technology and Engineering

Stages of Service

The Services shall be provided, commencing as of the starting date, in two distinct stages: the first stage, designated Transition, and the second stage, designated Standard Service.

The Transition Stage contemplates ALTEC’s performance of all the activities required to perfect the provision of Service, which shall be provided commencing as the date on which this Contract is signed, under conditions similar to those currently in force, and shall have a duration of 6 months, during which the tasks enumerated in Exhibit 4 – Transition Plan shall be carried out.

Since the Transition Stage is a critical period, arrangements for special meetings and greater involvement by Bank personnel should be considered, which involvement must be warranted by the Bank. ALTEC shall undertake to keep the Bank informed of the progress made in said stage, and shall inform it forthwith of any proposed change in the definitions stipulated in this Contract, such as changes in the service model, the invoicing model, etc., stemming from the confirmations and adaptations carried out in the course of the Transition Stage. Said confirmations and adaptations shall be undertaken to ensure the proper and stable provision of the Services in the Standard Service stage.

Technological and Methodological Improvements

ALTEC must inform the Bank, and reach agreement with it, on every suggestion for technological or methodological change that is intended to improve the Services and which affect the Bank.

Government Permits

The parties agree that the Bank shall be responsible for complying at all times, and especially upon the signing of this Contract, with the provisions adopted by the financial authority; the provisions of Chapter 20-7 (Banks and Financial Institutions), regulating Data Processing. Services Rendered or Received, of the Superintendency of Banks and Financial Institutions’ Compendium of Rules and Regulations requires special attention.

Changes in Laws and Internal and External Rules and Regulations

If either party learns of any change in the legislation, including the rules and regulations adopted by the financial authority, that might affect the provisions of this Contract, said party must immediately inform the other thereof so that both of them may work together to identify any impact potentially impairing ALTEC’s ability to continue providing the Services or the Bank’s ability to use them. As part of this process they must review and agree on any potential costs generated by compliance with the new legal requirements. ALTEC shall be liable for payment of any fines for its violation on any Law applicable to its operations as a supplier of computing services. The Bank shall be liable for payment of any fines for its violation of any Law applicable to its business or its legal capacity as recipient of the Services.

If any of said legal or internal and external rule changes prohibit the Bank from retaining ALTEC’s services, the Bank shall be entitled to terminate the Contract in advance, pursuant to the clause on the subject.

Policies

ALTEC must comply with the provisions of the Security Standards document adopted by the Bank and the Information Security Directorate of Spain for the Santander Group, with which the parties declare that they are familiar.

At the same time, any normative document regulating Information Security that is generated by the Information Security Directorate of Spain or the Bank in Chile must also be adopted by ALTEC.

Exchange of Information

To minimize the impact of the implementation of new systems or major changes in existing systems during a change in the version of the Services ALTEC shall provide pursuant to this Contract, so as to ensure that the Bank’s final users will know how to make proper use of those new developments and be able to take advantage of all their possibilities, the parties must manage the process of change in coordinated fashion, carrying out the activities required to maintain close relations between the ALTEC teams engaged in implementing the new versions of the Services and the team of individuals designated by the Bank to manage the process of change within the organization.

To manage the process of change, the parties declare that they are familiar with the Santander Group’s Regional Software Development and Maintenance Methodology, which describes in detail the general procedure that ALTEC undertakes to follow, in compliance with the Santander Group’s regional guidelines.

Systems Proper to the Bank

The computing solutions, understood as the applications, the basic software, the computing platforms, and other technological components thereof, which have been expressly excluded from the Services to be provided to the Bank by ALTEC, shall not be part of this Contract. To ensure maximum clarity and transparency, Exhibit 5 – Systems and Platforms Not Included enumerates and describes the systems excluded from the Services regulated by this Contract.

To all intents and purposes, if required, the inclusion thereof in the Contract shall be governed by the terms of the additional service and services not included clause.

ALTEC Personnel

The parties make a record of the fact that the personnel assigned by ALTEC to perform the requested services, as technical consultants, project heads, analysts, programmers, etc., whatever be their nature, shall be exclusively its dependents, and no relationship of subordination or dependence whatsoever that might give rise to an employment status shall be created between said personnel and the Bank by virtue of said performance of services. This declaration must be included in the respective employment contracts entered into by ALTEC and its personnel, to the Bank’s satisfaction.

It is a necessary condition for the conclusion, execution, and duration of this Contract that ALTEC must give timely fulfillment of each and all its obligations toward the workers it assigns to provide the services entrusted to it by the Bank under the labor and social security legislation and the contracts into which it enters.

The Bank may, through the executive it designates to that end, verify compliance with this clause and obligate ALTEC to furnish all the background information on the subject for which it is asked, regarding the personnel it assigns to provide the Services.

If the Bank is sued, fined, or penalized by any labor, social security, or judicial authority in relation to or because of any ALTEC employee, ALTEC must immediately pay the amount claimed for and indemnify the Bank for the equivalent of the amount demanded in the suit or imposed by the fine or penalty; the Bank may deduct additional amounts for this purpose from the value of any of the Services provided, pursuant to this Contract or Exhibits thereof.

ALTEC is solely and exclusively responsible for the payment of compensation, gratuities, vacations, overtime, social security and health contributions (AFP and ISAPRES), tax withholdings, and other payments owed.

Every person who participates in the provision of the services to the Bank on ALTEC’s behalf must declare in writing that he/she is familiar with and abides by the Information Security Standards adopted by the Santander Group, and that he/she will comply with all security policies, rules, and provisions that are defined by the Santander Group or by agreement between the Bank and ALTEC.

Every person who participates in the provision of services to the Bank must be identified in the identity and access control systems adopted by the Bank in conformity with the Santander Group’s Security Policies and Rules.

As part of this Contract’s entry into force, Exhibit Nº 20 – Payroll and Transfer Terms identifies the personnel to be transferred and the form and conditions for said transfer.

CLAUSE 4: ADDITIONAL SERVICES AND SERVICES NOT INCLUDED

During the Contract’s term the Bank may, upon the expiration of 1 year from the date on which the Contract enters into force, decide to reduce the scope of the Services by no more than 10% of the average invoicing in the previous 12-month period. Said reduction of the scope of the Services must be communicated to ALTEC by the Bank, through the notification arrangements prescribed in this Contract, not less than 3 months in advance of the date on which it is to become effective.

Additional services not included in the Contract’s scope shall be provided by ALTEC at the Bank’s request, through additional teams and at the established prices for the period in which said teams have been hired. ALTEC and the Bank shall agree on the balance of the profiles to be assigned by ALTEC for provision thereof, which must ensure the degree of supervision required to achieve the stipulated objective of the Service

Level Agreement. The parties must implement the new requirement as a change in the Contract’s provisions, with which it shall become part of the Services. ALTEC shall not begin providing the additional service until all the procedures to make such a change have been completed.

Partial or Total Assignment of the Contract

ALTEC may not divest or assign this Contract or the rights stemming from it in any form or under any title, either totally or partially, nor may it give third parties any participation therein. Notwithstanding the foregoing, it may retain or subcontract services by third parties with written authorization from the Bank.

Neither may ALTEC pledge this Contract or the rights emanating from it or create any lien or encumbrance thereon, nor impair any right stemming from the payments or collections pursuant to the Contract, without the Bank’s written authorization.

Payments shall be made and delivered to ALTEC exclusively, and any form or assignment of payments, such as so-called “factoring,” is expressly excluded, unless the Bank expressly authorizes it in advance. Contracts signed with suppliers prior to the signing of this Contract are excluded from this provision; they shall be reviewed during the Transition period.

CLAUSE 5: THE BANK’S RESPONSIBILITIES

The Bank shall be responsible for furnishing all the information, data, background, and particularities, as well as for performing manual, mechanized, or computerized procedures, where and as they are implemented and are required for ALTEC to be able to fulfill the obligations emanating from this Contract and ensure the stipulated Levels of Service.

In particular, given their importance, Exhibit Nº 6 – Operating Requirements Agreement describes in detail the Bank’s undertakings that have been identified and acknowledged by both parties as critical or even moderately critical, for which the time and responsibilities for fulfillment thereof are stipulated.

The Bank accepts that it knows how to provide and/or execute each of the undertakings stipulated in the aforementioned Exhibit, and likewise undertakes to timely update them in the event they undergo changes in any part of their content agreed upon by the parties. To ensure timely updating of said documentation, the topic shall be addressed at the Progress Meeting.

If ALTEC falls into any kind of default upon the provisions of this Contract as a result of the Bank’s failure to make a delivery to ALTEC or to fulfill its undertakings, or of a failure to update the aforementioned Exhibit, ALTEC shall be exempt from any penalty or payment of indemnification to the Bank.

The Bank shall give ALTEC logistical and physical access to its facilities, consistent with the General Information Security Policy in force. The entire Computing Platform and its respective basic software use licenses, together with the physical spaces in which they reside, are the Bank’s property, and the Bank is responsible for providing basic services and utilities, insurance, conservation and maintenance of civil constructions for said facilities, thereby allowing ALTEC to operate the Services provided from them. Exhibit Nº 7 – Technological Resources provides a detailed description of the equipment on hand and the locations that comprise the Bank’s Computing Platform.

Effects of Default on Responsibilities

To comply with the Service Level Agreement, ALTEC undertakes to follow the contingency procedures prescribed in Exhibit Nº 10 – Effects of Default on Operating Requirements Agreements, as well as to make every effort in its power to ensure the continuity of the processes, having compliance with the Service Levels as the final objective.

CLAUSE 6: SERVICE LEVELS

Service Levels

ALTEC must perform the Contract in accordance with the Service Levels prescribed in Exhibit Nº 11 - Technology and Systems Engineering Service Level Agreement, and Exhibit Nº 12 – Development and Maintenance Service Level Agreement. These Exhibits shall be reviewed during the Transition Period in accordance with the guidelines stipulated therein. The Bank must comply with its responsibilities at a level that permits ALTEC to fulfill its obligations under the Service Level Agreement. The latter shall be reflected in the Operating Requirements Agreement that is described in detail in Exhibit Nº 6 – Operating Requirements Agreement.

Adjustment of Service Level Agreement (SLA) and Operating Requirements Agreement (ORA)

The parties agree to review the Service Level Agreement and the Operating Level Agreement every 6 months, unless:

•	the Transition period is under way; during its term said documents must be reviewed every 3 months;

•	the parties agree to perform reviews at different intervals.

Said documents shall be modified to the extent the parties consider it appropriate.

The different versions of these documents must be approved and signed by the parties, with which the previous versions shall be annulled, unless the parties agree otherwise and attach said agreement to this Contract as an Exhibit. If the review and modification of the SLA and ORA have any impact on the price of the Services, the parties shall document the agreements they reach on the subject.

The Bank may demand that ALTEC make occasional and exceptional changes in any previously stipulated Service Level, and especially for the most critical Services; the Bank shall be responsible if ALTEC fails to comply with the contractual provisions in that event.

Both the Bank and ALTEC shall be responsible for recommending the incorporation of new indicators, standards, and penalties in addition to those prescribed herein, or the modification of existing ones, with a view to achieving an objective and quantifiable control over the Services provided by ALTEC. In any event, they shall always be related to this Contract’s purpose and the form in which the parties have agreed on the provision of the stipulated Services.

All penalties for defaults on the standards shall be consistent with the structure of penalties for default defined below in this clause.

Updating of the Service Levels shall be undertaken following agreement of the parties.

Analysis of the Causes of Deviations from the Service Levels

ALTEC is responsible for monitoring the causes of any deviations from the Service Levels, and it undertakes to review and correct those that are attributable to it. The Bank shall likewise report the causes that provoked deviations from the Service Level attributable to it.

Continual reviews of the causes of deviations shall be performed at the Technology Committee meetings, with a view to adjusting the Service Levels.

Service Level Reports

ALTEC must keep the Bank informed in detail of the progress made in the Services and the work it performs pursuant to this Contract at all times. Without prejudice to the foregoing, said information shall be made available on the Web page provided by ALTEC, and in another medium, for use in contingencies. If the Bank requires any additional information in relation to the foregoing or relating to any other facts or circumstances directly or indirectly related to this Contract, said information must be furnished in detail and prior to the issuance of the next edition of the same report, but in any event within 30 days from the time the information is requested.

To comply with this contractual requirement, the following channels for information are defined; they are described in detail in Exhibit Nº 13 – Progress Reports.

•	Monthly Progress Reports

ALTEC shall generate and deliver monthly information comprising the following reports:

•	Executive Summary (ALTEC operating information)

•	Service Level of petitions (changeover time in SLA compliance by type of petition and application)

•	Services provided (applications for which ALTEC provides service)

•	Level of activity (hours incurred and margin of error, broken down by application)

•	ALTEC’s Human Resources

•	Productivity and Chargeability

•	Software Homogeneity

•	Financial Statements

•	On-line information available through the Petition Manager (PM) tool:

•	Petitions that permit a visualization of the status thereof and provide a complete detail thereof.

•	Billing Report, on closed monthly periods, hours incurred, billable hours, and non-billables, broken down by application, at the level of detail or summary.

•	Information from on-line Measurements in the Petition Manager (PM) tool:

•	Service Level Report identifying the petitions presented and pending, the types of petition (urgent or plannable), petitions not carried out, the margin of error, and the number of rejections. All this information may be viewed per application, at the detail level, or in summary form.

Said information shall be complemented by a weekly meeting to review compliance with the SLA and analyze the deviations in regard to each petition.

•	Communiqué on the status of production for the item for the new accounting day.

•	Executive Report on the status of the problem reports.

•	Report on consumption in the IBM Host server.

•	Reports on the MAU indicators.

•	Publication of indicators through the Intranet Web page.

or any others agreed upon by the parties.

Measurement and Monitoring Tools

To perform its work, ALTEC may make use of tools acquired from third parties, for which it undertakes to keep the licenses from the respective suppliers that authorize it to use said tools in force, and thereby guarantee the continuity of its services to the Bank.

In addition, ALTEC reserves the right, when it sees fit, to develop its own tools for the benefit of its internal operations and for that of the management of its Services.

To ensure the maximum transparency of the parties, Exhibit Nº 15 – Tools includes a non-exhaustive list of the principal tools in force at the time this Contract is signed, which shall be reviewed during the Transition Stage.

Continuous Improvement and Best Practice

To provide continuous improvement in the Service Levels ALTEC gives the Bank, ALTEC relies on the Regional Software Development and Maintenance Methodology to carry out the Services pursuant to this Contract.

Said methodology provides for updating through adaptation procedures, with the aim of implementing the best practices identified on the basis of the monitoring and evaluations performed by both the Bank and ALTEC, making it possible to obtain the information needed to take actions conducive to a continuous improvement of the Services.

Penalties for Default on the Service Levels

Any default on the Service Levels for reasons attributable to ALTEC shall generate the fines or credits for the Bank and against ALTEC specified in this provision, which shall be imposed by written communication from the Bank’s Person Responsible for Local Service to his respective counterpart at ALTEC. If ALTEC does not agree, it may lodge a complaint with the Technology Committee within ten days following receipt of the communication, in conformity with and for the purposes of the Contract’s dispute resolution clause, and if no such complaint is filed within that time span, the fine or credit shall become final with no further procedural requirements. Once the fine or credit is signed, whether for not having been challenged, for the expiration of the time limit for lodging such challenges in the absence of any, or for the final resolution thereof by the appropriate authority approving its application, ALTEC must deduct the amount of said fine from the cost of the Services during the billing period subsequent to the one in which the fine or credit became final. The penalization score shall be calculated monthly and published in the Progress Report; it shall be deducted from the affected Service line semiannually.

In the event of an advance termination of the Contract, the accrued credits shall be deducted from the amount payable or the last billing.

The amount of the fine shall be determined on the basis of a score to be calculated on the basis of the interrupted Services’ criticality and breadth of effect, pursuant to the table provided in Exhibit Nº 16 – Matrix of Penalties for Default.

If the conditions under which the Services are provided vary, the parties shall designate, according to the criticality of the changes, a time span in which the Level of Service shall not be mandatory, and, accordingly, the aforementioned penalization scheme shall not be applicable during the Transition period immediately after the Contract is signed.

Moreover, in the event of a sustained default by ALTEC on the standards or Service Levels for 2 consecutive months, or for 3 nonconsecutive months during the most recent 6 months, the Bank may, provided it is up to date in the fulfillment of its obligation, demand the Contract’s advance termination pursuant to the Termination of Contract clause, without any penalization whatsoever.

CLAUSE 7: SATISFACTION SURVEYS

Initial Satisfaction Survey

Within the 30 days from the date on which the Contract enters into force, ALTEC and the Bank must reach agreement on an initial satisfaction survey for the final users of the Services, based on a Satisfaction Survey included in Exhibit Nº 17 – Satisfaction Survey. The results of this survey shall serve as the baseline, indicating the users’ initial expectations for purposes of defining the Service Levels to be provided subsequent to the Transition Period.

Satisfaction Survey

ALTEC shall conduct a satisfaction survey once every 6 months during the Contract’s term. The survey must cover the minimum sample of final users of the Services, high-level officers, and other appropriate Bank personnel. The minimum sample shall be determined by the parties during the survey’s formulation. The survey’s timing, content, scope, and methods must be consistent with the Initial Satisfaction Survey and shall be subject to the Bank’s approval. The parties agree that increasing satisfaction at the Bank shall be a criterion for measuring performance under this Contract.

CLAUSE 8: LOCATIONS FOR PROVISION OF THE SERVICES

ALTEC Service Offices

ALTEC’s offices shall be located in Santiago, Chile, and the services and advising provided under this Contract may be rendered from its own premises or from the Bank’s offices when necessary to ensure faithful and complete fulfillment of the obligations prescribed in this Contract.

Mode of Service

The Services shall be duly performed from ALTEC’s offices, to which end the Bank shall give ALTEC access to the locations where the Bank’s computing equipment and work areas are located, with respect for the Bank’s safety rules in force at the present time or adopted in the future to that end.

Security Vis-à-Vis the Competition

The parties acknowledge that ALTEC may, through the personnel providing the Services to the Bank and in conformity with the provisions of this Contract, render similar services to other clients belonging to the Santander Group or not, and that this Contract imposes no restriction whatsoever on ALTEC’s use of said personnel, third parties’ personnel, or any components of its Computing Platform for such purposes, in accordance with the legal requirements in force.

In any event, ALTEC must maintain the confidentiality of the Bank’s information under all circumstances until 2 years after the termination of this Contract. ALTEC may not, even if this Contract has terminated, give third parties information the Bank has designated as confidential.

CLAUSE 9: CONTROL AND MANAGEMENT OF THE SERVICE

The operating model shall be comprised of three major components: ALTEC, the Bank, and the Systems Executive Committee (SEC). The principal functions of each such component shall be as follows:

The Systems Executive Committee shall be responsible for defining the IT Strategy (alliances, governance, purchasing strategy, technological platform) and submitting proposals to the Regional Systems Council. The Committee shall approve rules and standards (for development, security, quality, infrastructure, architecture), and shall perform tasks of coordination, control, and approval of ALTEC’s performance.

The Bank shall be responsible for purchases of the equipment, inputs, programs, and licenses required for the Services to be provided, as well as for managing the demand, monitoring the budget, and monitoring the Services.

ALTEC shall be responsible for providing the Services, proposing rules and standards, possessing the requisite technological knowledge, and providing technological advising, coordination of offering and control of the Service, quality control, and control of resources.

Control over the management of this Contract shall be conducted under the following relationship between ALTEC and the Bank:

•	The Technology Committee

This Committee shall be comprised of the Bank’s top management and ALTEC’s top management. It shall meet at intervals to be defined during the Transition stage, and shall have the following tasks:

•	Analysis of the impact of the new Local IT strategies

•	Approval of the variations in the SRA having an economic impact

•	Monitoring of the Service Levels

•	Budgeting for expenses and investments

•	Progress Meetings

These meetings shall be held at intervals to be defined during the Transition stage and with the participation of the Person Responsible for Local Service (RLS) and the General Manager of ALTEC. The purposes of said meetings shall be:

•	Review of the most important projects

•	Approval of SRA variations having no economic impact

•	Proposals to the Technology Committee for modifications of the SRA having economic impact

•	Review of the status of petitions and the backlog

•	Solution of issues relating to the Services

•	Review of the budget (deviations and projections)

•	The number of meetings and communication circuits required for monitoring and control of the petitions (projects, ongoing and normative maintenance), levels of decision, and services shall be defined.

CLAUSE 10: INTELLECTUAL PROPERTY

Copyrights

An express record is made of the fact that all the copyrights, rights over works, invention patents, and any other rights of any kind that may correspond to the processes carried out by ALTEC by virtue of this Contract, as well as all the reports, studies, descriptions, or other documents or materials that are generated in connection with it, shall belong both to the Bank and to ALTEC.

Accordingly, in cases where the Bank asks for the development of a program, application, computing product, or other work of a similar nature, the Bank shall become the owner of such resulting products.

CLAUSE 11: DATA

Ownership of the Data

All information stemming from the Services ALTEC performs for the Bank in compliance with this Contract shall be the Bank’s property. By the same token, if Bank information is held at ALTEC offices, it must be kept by ALTEC at a safe place to which only persons determined by the Bank have access, and ALTEC shall be liable pursuant to the provisions of the Damages, Losses, and Indemnities clause if negligence in applying the established controls leads to a loss, theft, removal, or destruction of Bank information.

The person at the Bank responsible for their creation, conservation, and integrity, or the principal user thereof at the Bank, shall be understood as the owner of the information. Accordingly, the owner’s responsibilities shall be:

•	To estimate the information’s value for the Bank prior to its use.

•	To determine the level of control required by it, with support from Information Security.

•	To define the criteria for authorizing access to the information by users.

•	To verify the controls over the information and modify those that are found to be inadequate.

•	To authorize any transfer of information to another institution.

The parties must generate and keep up to date a record of all the owners of the Bank’s information, consistent with the ownership assignment criteria that are agreed upon by the two institutions within a period not exceeding 6 months after this Contract goes into force. The responsibility for generating said information shall lie with the source of demand on the Bank’s part and the person assigned by ALTEC as his/her counterpart.

Correction of Errors

All error correction procedures in the Services to the Bank must be documented and registered on the basis of the Problem Report procedures. In any event, any error correction procedure that implies the participation of ALTEC personnel must be authorized, registered, and monitored by Bank Information Security personnel.

No ALTEC officer, other than those explicitly authorized by Information Security and associated with processes of utilization of systems in production, may have access to the production data and software to read and/or modify information on the Bank’s systems. Procedures shall be available to approve exceptions for any requests for access of this nature.

There shall be formal Software Change Control procedures associated with Problem Reports, which shall be adopted by the Bank to ensure compliance with the Bank’s quality standards and software change controls.

Return of Data

ALTEC undertakes to deliver the information and data owned by the Bank to the latter’s full satisfaction and under any circumstance.

In the event the Contract is terminated, the delivery of data shall be regulated in full by the provisions of the Assistance in Case of Termination of Contract clause.

Data Security

The definition of the Information Security policies and rules, as well as the responsibility for enforcing compliance therewith, lies with the Bank’s Information Security function, independently of the counterparts that may exist at ALTEC to provide support in ensuring its compliance with said policies when handling Bank information.

Management of access to Bank data and applications shall lie with the Bank’s Information Security unit. Only said unit, through the controls established in conjunction with the information custodians, shall determine which ALTEC personnel shall have access to what information, processes, or tools that may affect the Bank’s production.

ALTEC must ensure the physical security of the handling and storage of data, in accordance with the General Information Security Policy established by the Bank and the Santander Group through their Security Standards.

ALTEC shall be responsible for ensuring the information’s availability through the preparation of, and participation in, the technological plans of the appropriate Business Continuity Plan, which shall be coordinated by the Bank’s Information Security unit.

ALTEC must comply with the General Information Security Policy established by the Bank and the Santander Group.

ALTEC must likewise comply with the legal provisions in force, and in particular with those governing the Services provided, those of Chapter 1-10 (Banks and Financial Institutions), Subject: Conservation and Elimination of Files, of the Superintendency of Banks and Financial Institutions’ Compendium of Rules and Regulations.

CLAUSE 12: RECOVERY IN CASE OF DISASTER AND FORCE MAJEURE

Disaster Recovery Plans

ALTEC must be responsible for having technological contingency plans in existence, which shall be part of the Business Continuity Plan that ensures the continuity of critical processes in the event of major disasters.

The analysis of risk and impact on the business in reference to the contingency plans shall be the Bank’s responsibility, and in that case ALTEC must propose the technological recovery plans to the Bank within 60 days after notification to that end, on the basis of the risk analyses and recovery needs determined by the Bank.

The costs and implementation of the Technological Recovery Plan are defined within the costs of the Services included in this Contract.

The detail of the resources embraced by the Technological Recovery Plan, the degree of criticality, and the actions to be taken that are embodied in policies and procedures must be reflected in the Technological Contingency Plan’s documentation; they are enumerated in Exhibit Nº 18 – Detail of Resources and Procedures for the Recovery Plan.

The Technological Contingency Plan must be tested as determined by agreement of the parties. The needs to be addressed, the degree of interruption of activities provoked by the tests, and the personnel’s need to become familiar with the plan itself shall be among the criteria for designation of the testing calendar. Said calendar must be agreed upon by the Bank and ALTEC.

The Bank’s Information Security unit shall be responsible for ensuring compliance with the policies associated with the Technological Contingency Plan, i.e., ensuring the quality of its documentation, tests, scope, and currency.

Force Majeure

Any default by ALTEC or the Bank on their respective contractual obligations shall be a default on this Contract, unless said default is caused by, or has its origin in, events that can be described as comprising force majeure or acts of God.

Force majeure or acts of God are understood as fire, flood, earthquake, the natural elements, acts of war, riots, civil disturbances, rebellions or revolutions, terrorist acts, or any other causes that cannot be resisted and are beyond the parties’ reasonable control. The affected party must advise the other in writing, via fax or e-mail, of the cause of the force majeure or act of God that has occurred, within a maximum of 2 hours from the time it learns of such event.

The same notification must be given when the cause of force majeure ceases. The affected party must receive confirmation of receipt of said notification by the other party, by the same route.

In such cases of acts of God or force majeure, the parties shall be relieved of their contractual obligations and neither one may demand that the other comply with its obligations, nor claim for the payment of indemnification of any kind. The foregoing does not relieve the parties of the need to fulfill other obligations not impaired by the event that is the cause of force majeure or act of God.

If the event comprising force majeure or an act of God, regardless of the Service Level Agreement, lasts more than 24 hours for the most critical Services for the business, or more than 10 days for the other Services, either party may terminate the Contract, without the need for any legal action or judicial intercession, by advising the other party in writing upon the expiration of the aforementioned time spans.

Nevertheless, changes originating in a law or a rule or regulation adopted by the financial authority shall not be subject to the provisions of this clause.

CLAUSE 13: FORM OF PAYMENT AND INVOICING

The value that the Bank shall pay to ALTEC for the Services provided pursuant to this Contract shall be expressed in the Development Units defined by the Central Bank of Chile, or by their respective successor mechanism or institution. The Bank may pay the price of the Services in pesos, to which end ALTEC must issue an invoice in said currency translated at the published exchange rate for the date on which ALTEC issues its invoice. Said value shall be comprised of one-twelfth of the annual fixed fee and a variable amount. Both such amounts shall be paid by the Bank at monthly intervals.

The fixed amount payable at monthly intervals includes the Services prescribed in this Contract, regardless of the number of hours required.

The variable amount corresponds to the work actually performed by ALTEC for the Bank, measured in man/ hours, for the normative maintenance, leveling, and evolutive Services the Bank has demanded, i.e., excluding the hours attributed to corrective and perfecting/adaptive maintenance. The price shall be determined by multiplying the number of hours attributed to the Bank in the month for the contractually prescribed Services by the unit price per man/hour.

Invoices shall be paid monthly within the first 10 business days of the month following the one in which the services were provided (expired month). The date from which the number of days shall be counted is that of the Bank’s receipt of the document to its satisfaction, i.e., following analysis of the attribution of associated expenses.

Nevertheless, the maximum time limit for payment to ALTEC may not exceed the 15th business day of the following month. If said time limit is exceeded, ALTEC may collect the maximum legally permitted interest.

The fees for the Services are described in detail in Exhibit Nº 19 – Fees for Service.

Payment in the Transition Period

Given the circumstances in which this process will be carried out and since it is a transition period, both parties have agreed that the Bank shall pay, up to the 5th day of each month during the 6 months from the date on which this Contract enters into force, an amount equivalent to the costs the Bank would have incurred if it had continued its contractual relationship with the persons, services, and others, detailed in Exhibit Nº 14 – Payments in Transition Period transferred to ALTEC. Said payment must be made within the first 10 business days following the commencement of service provision.

Detail of Invoicing

The invoices issued by ALTEC must be sent directly to the Bank’s Invoice Management Unit, located at Bombero Ossa 1068, 11th floor, Central Santiago commune, or to the other address indicated by the Bank.

The document must be clearly identified as being sent to the attention of: BANCO SANTANDER – CHILE, with the following gloss: “PROVISION OF SERVICES AND ADVISING ON DEVELOPMENT AND MAINTENANCE OF APPLICATIONS, AND UTILIZATION AND MAINTENANCE OF COMPUTING PLATFORM,” in addition to containing all the data inherent to its purposes.

Together with the foregoing, each invoice must be accompanied by a detailed report on both the composition of the charge and the Services provided.

Given the foregoing, the Bank reserves the right to reject all improperly or incompletely issued documents.

CLAUSE 14: TAX COMPLIANCE REGARDING THE BENEFITS PROVIDED UNDER THIS CONTRACT

The parties agree that, given the nature of the Services that will be provided by virtue of this Contract, consisting of the improvement and/or periodic maintenance of computer programs, as well as the activities of advising on computing issues, software development, and technological and systems engineering services, and pursuant to the instructions issued by the Internal Taxation Service through Circulars Nº 930 of March 18, 1991, Nº 1940 of July 9, 1996, and Nº 33 of January 4, 2001, all relating to the application of Article 20, Part 5 of the Income Tax Act and Article 2, Part 2 of the Sales and Service Tax Act, said Services and benefits that ALTEC has agreed upon in this instrument with the Bank are not subject to the Value-Added Tax (VAT) and accordingly, said tax shall not be charged on them in the invoices.

CLAUSE 15: AUDITS

The Bank or external auditors retained by either party, or the Chilean or Spanish regulatory authorities, may freely make the inspections they consider necessary to verify compliance with the aforementioned legal requirements and other obligations prescribed in this Contract, and ALTEC is obligated to provide them with all necessary facilities to that end.

ALTEC shall likewise provide the Superintendency of Banks and Financial Institutions with the facilities needed for it to perform inspections at its installations in relation to this Contract, with a view to complying with the fourth paragraph of Point II., Data Processing Outside the Institution, Number 1, General Conditions, of Chapter 20-7 of the Superintendency’s Compendium of Rules and Regulations.

CLAUSE 16: CONFIDENTIALITY

ALTEC shall give confidential status, and shall provide the care and discretion merited by confidential information pursuant to the Information Classification Policies established in the Santander Group Security Standards. Insofar as the Bank has classified its information as confidential, the treatment ALTEC shall give said information shall be in accordance with the appropriate treatment of each class of information, as prescribed in the Information Classification Policy and Procedures that are adopted.

ALTEC must take care at all times to avoid falling into any violation of the secrecy and/or reserve and/or treatment of personal data provisions of the laws on current and checking accounts at banks in the General Banking Act and/or Law Nº 19628, whether said information is on paper, on a magnetic medium, or on a different support. These commitments apply to all the representatives and personnel of ALTEC and third parties working on ALTEC’s behalf in the provision of the Services pursuant to this Contract, and shall apply even after the Contract’s term has finished. All of them must declare in writing that they will act in strict accord with the aforementioned obligations and rules.

Infringement of this obligation, after demonstration of negligence on ALTEC’s part, shall be grounds for the immediate termination of the Contract, in which case the Bank reserves the right to claim for the indemnification to which it may be entitled.

Moreover, ALTEC shall make every effort and give all possible cooperation for the judicial and extrajudicial clarification of facts that, whether of a criminal nature or not, being misplacements, assaults, thefts, terrorist attacks, etc., adversely affect Bank property, offices, facilities, or premises where personnel for whom it is responsible are working.

CLAUSE 17: REPRESENTATIONS AND WARRANTIES

For purposes of mutually warranting the relationship between ALTEC and the Bank, the parties must abide by the clauses included in this Contract for such purpose, and in particular the clauses governing indemnities, fines, or other payments to compensate for defaults, advance termination, and other special events.

Special Events Associated with ALTEC Personnel

ALTEC must have a Contingency Plan to cope with potential situations such as strikes or other labor conflicts, or any other disturbance of normal activity among the personnel assigned to provide the Services prescribed by this Contract.

The general guidelines of the aforementioned Contingency Plan shall be proposed to the Bank by ALTEC and agreed upon by the parties within a period following the signing of this Contract designated by agreement.

ALTEC shall inform the Bank 30 days in advance of any labor negotiations that might give rise to a strike, provided the legal time limits allow it to do so in advance.

CLAUSE 18: DISPUTE RESOLUTION

Any dispute that may arise between the parties, in regard to the construction of any of the clauses and stipulations of this Contract or the fulfillment of ALTEC’s or the Bank’s obligations hereunder, must be submitted to the procedure described below, without prejudice to the application of the special arrangements provided for in other clauses for particular situations.

The Technology Committee shall meet at the written request of any of the Persons Responsible for Local Service, within 10 days after such a meeting was requested, to make an effort to resolve the dispute. If the Committee does not meet within that time limit, it shall be understood to have been unable to resolve the controversy, difficulty, difference, or dispute in accordance with this provision.

The Technology Committee may appoint one or more representatives of each party to examine the situation and propose a way to resolve the dispute within 5 business days. Said time limit may be extended if the Technology Committee considers it necessary. Said representatives shall have the status of advisors to the Committee and shall not be deemed to be members thereof. The Committee shall meet as often as it deems necessary to gather and provide all the information pertinent to the issue that it considers appropriate and relevant for purposes of the dispute’s resolution. The Committee must discuss the problem and negotiate in good faith in an effort to resolve the dispute without the need to resort to a formal process.

All reasonable demands one party may make on the other for non-privileged information relating to this Contract shall be met during the course of said negotiation, so that each party may have all the information on the other’s position.

The specific format for these discussions shall be at the Technology Committee’s discretion, but it may include the preparation of agreements made under written statements of fact or statements of position presented to the other party.

If the Committee, having met, cannot resolve the dispute within 15 days of the request, the parties shall be at liberty to commence the arbitration procedure described in the respective clause of this Contract, and/or take the legal actions or request the formal proceedings they consider appropriate.

All agreements or decisions of the Systems Technology Committee must be adopted by a majority of its members.

Continuity of the Services

Unless it is impossible to do so or the Bank has exercised its power to terminate this Contract pursuant to Clause Nº 19, both parties agree to continue fulfilling their respective obligations pursuant to the provisions of this Contract as long as the dispute is pending resolution, unless and until such obligations expire or are deemed terminated pursuant to the foregoing. The Technology Committee itself must decide on said impossibility, if so requested, within a term of 3 business days, and if it does not reach agreement thereon within said time span, it shall cease operating and the parties shall be at liberty to commence the legal actions or formal proceedings they consider appropriate.

Conciliation and Arbitration Committee

The parties shall agree that any difficulty or dispute that may arise between then in regard to the application, construction, duration, validity, or execution of this Contract or for any other reason shall be submitted to a Conciliation Committee comprised of the following persons: Mr. Sergio Urrejola Monckeberg, and in his absence, impediment, or resignation, Mr. Eustaquio Martínez Martínez. If for any cause or reason the Conciliation is not successful, the issue shall be submitted to Arbitration before an Arbitral Panel, which shall act as a collective court, competent in law and in equity. Said panel shall be comprised of the aforesaid persons, who shall not only convene as an Arbitral Panel but must also appoint a third person by agreement, who shall chair the panel. In the absence of an agreement on the person who is to chair said Arbitral Panel, he/she shall be appointed in accordance with the Procedural Regulations for Arbitration of the Santiago Arbitration and Mediation Center. The parties shall confer an irrevocable special power of attorney on the Cámara de Comercio de Santiago A.G. (Santiago Chamber of Commerce), so that at the written request of any member of the Arbitral Panel appointed by them, it may designate the Chairman of the Arbitral Panel. The designee must be any of the attorneys who are members of the group of arbitrators of the Santiago Arbitration and Mediation Center. The Arbitral Panel’s resolutions shall be adopted by simple majority, and there shall be no appeal whatsoever therefrom, wherefore the parties expressly waive any such appeal. The Arbitral Panel must determine its rules and procedures, which must in all cases include a hearing of the parties and arrangements for receiving the evidence and information they may contribute, and as soon as its members have been appointed, it must prescribe the way in which petitions or claims are to be formulated and the arrangement for notification it will use to inform the parties of the resolutions or decisions it adopts. The Panel is likewise specially empowered to decide on all matters coming under its authority and/or jurisdiction. The members of the Conciliation Committee designated by the parties may be replaced by them.

The Contract’s Validity

If a court or other competent authority should determine that a part, paragraph, or clause of this Contract is illegal, null and void, or inconsistent with any legal provision, that determination shall not affect the remaining parts hereof, and it shall obligate the contracting parties to renegotiate the part, paragraph, or clause in question.

For any effect stemming from this Contract, the parties submit to Chilean law.

CLAUSE 19: THE CONTRACT’S TERMINATION

For Act of God, Force Majeure, or Legal Impediment

This Contract shall terminate in advance, without charges or payments of any kind for that reason, if there occurs an act of God or a case of force majeure that totally or permanently prevents ALTEC from providing the stipulated Services. In addition to impediments that are permanent by their nature or characteristics, those which in practice do not allow ALTEC to restore provision of the contractual Service within 24 hours for the Services most critical to the business, or 10 days for the other Services, after the act of God or case of force majeure occurs, shall be deemed permanent.

For Grave Default on the Parties’ Obligations

The party that is up to date in the fulfillment of its obligations may demand advance termination of this Contract, with resulting indemnification of damages, if the other party incurs a grave default on any of its obligations.

Special situations:

•	For purposes of advance termination of this Contract due to ALTEC’s default on its obligations relating to the service indicators, the provisions of the Penalty clause and Exhibit shall be applied.

•	For purposes of advance termination of this Contract due to failure to make full and timely payment of the stipulated price or fee, the Bank’s delay in making payment for up to 10 consecutive days shall not, in and of itself, be deemed to constitute a grave default.

•	If the Contract terminates due to a grave default on the Bank’s obligations, it shall pay ALTEC the monthly installments or the partial installments for fractions of months that it owes, having been earned and invoiced, plus the corresponding penalty interest on arrears, if any.

For Change of Ownership of ALTEC

The Bank may request advance termination of this Contract without any obligation to pay ALTEC if the Santander Group ceases to own a majority holding in the capital and/or in the administration and management of ALTEC, but the latter shall be obligated to continue providing the Services to the Bank until the latter decides otherwise.

At the Bank’s Will, Without Statement of Cause

After the expiration of 24 months from the date on which the contract goes into force (6 months of transition and 18 months of standard service), the Bank may terminate this Contract in advance, at its sole discretion and without statement of cause, giving ALTEC notice by certified letter issued by a notary of the city of Santiago, Chile at least 3 months in advance of the date on which this Contract is to terminate.

CLAUSE 20: CONTRACT TERMINATION FEES

In the event the Contract terminates in advance without a statement of cause after the expiration of the period stipulated in the preceding clause, the Bank must pay ALTEC the amount of investment made in association with this Contract and not yet depreciated, within the 30 consecutive days following the termination date and according to the month in which said termination takes place, as an indemnification for damages appraised by agreement of the parties.

CLAUSE 21: ASSISTANCE IN THE EVENT OF THE CONTRACT’S TERMINATION

Whatever the cause, reason, or motive for the termination of this Contract, even if it is for the Bank’s default on its obligations or at its will without statement of cause, ALTEC shall be obligated to provide the services the Bank instructs it to, insofar as they are prescribed in this Contract, and to perform an orderly transfer of the data, source programs, services, functions, and operations prescribed in this Contract to the Bank or the supplier(s) designated by the Bank, or with the Bank itself in their absence, upon the following terms:

•	The Bank must be up to date in payment of the fee, price, or values of this Contract, as well as penalty interest on arrears, if any.

•	The provision of services and the transfer shall be carried out during the period stipulated in the transition plan drawn up by agreement of the parties prior to the effective date of termination, which may not exceed 6 months, renewable a single time for another 6 six months, and shall include at least the key personnel and services needed to establish and ensure operational continuity to the Bank’s satisfaction at the facilities and with the supplier designated by the Bank, or with the Bank itself in the latter’s absence.

•	The monthly charges generated by application of the provisions of this clause may not exceed the monthly charge for the last month of the Contract’s currency for equivalent resources used or services provided. Nevertheless, if the Contract’s termination was caused by a fact attributable to ALTEC, the latter must bear the cost of the transfer of services to the Bank or to the suppliers it indicates.

•	If the Contract terminates due to the Bank’s default on its obligation to make timely payment of the charges for the Services, to be entitled to this aid or cooperation, the Bank must have paid the Advanced Termination of Contract Charges, and shall in addition pay an advance equivalent to the budgeted value of the additional resources and expenses, which advance shall be paid within 30 days after the termination of the aid or cooperation to which said resources and expenses apply.

All the applicable provisions of this Contract shall be extended and shall be enforceable during the entire period of orderly transfer of the Services, with the exception of the undertakings for Service indicators and standards, which shall be modified and finally agreed upon by the parties at the beginning of said period and shall reflect the responsibilities incumbent on each party while maintaining the criteria employed in this Contract for purposes of the determination of fines for default. Any discrepancy or difficulty between the parties in the establishment of said undertakings and responsibilities shall be resolved as stipulated in the dispute resolution clause.

ALTEC shall accept and cooperate in allowing the Bank to make job offers to, and hire, personnel assigned by ALTEC to provide the Services prescribed in this Contract upon its termination. Likewise, ALTEC shall not oppose or make counteroffers of employment to the personnel assigned by ALTEC to provide the Services prescribed in this Contract whom the Bank decides to rehire, but this limitation shall expire 120 days after the date set for the termination of this Contract.

The transfer of data, copies, backups, documentation, and reports generated for the process of transfer of the Services must be consistent with the confidentiality criteria prescribed in the Confidentiality clause.

CLAUSE 22: DAMAGES, LOSSES, AND INDEMNITIES

The parties shall be liable in their performance of this Contract for slight faults and/or faults on the part of their representatives, agents, and officers in general. The party in default must therefore indemnify the other party for all losses caused by its negligence.

In the event ALTEC has provided the Bank with a new service or has updated existing services, ALTEC shall bear no liability whatsoever for damages stemming from the Bank’s inappropriate, inadequate, or incorrect use of the software. However, in the latter case it undertakes to take the necessary steps to correct the problem.

ALTEC shall be liable to the Bank for any fine the Superintendency of Banks and Financial Institutions may impose due to delays in the implementation of an updating or modification of software required by said Institution and for whose implementation the Bank has requested ALTEC’s services in good time, provided said delay is due to causes attributable to ALTEC.

ALTEC shall not be liable for the Services it provides in regard to their use for a given end or a particular purpose considered by the Bank in requesting the work. Neither shall ALTEC warrant that the Services it provides will operate uninterruptedly or free of error. But it does undertake to take the necessary steps to correct problems of that kind.

CLAUSE 23: PUBLICITY

Each party shall submit to the other all the advertising materials, printed sales literature, press releases, and other aspects of publicity relating to this Contract that mention the other’s name or trademark or which could be inferred from the language employed in relation to said name or trademark; and the parties shall not publish or use said advertising, sales promotion, press releases, or other publicity without first giving the other party an opportunity to examine said communications and ask it for the changes it considers appropriate in accordance with its policies on publicity communications. Nevertheless, either party may include the other’s name and a description of the work done pursuant to the provisions of this Contract in its internal bulletins and documents and in its Annual Report to the Shareholders, as well as when required to do so for legal, accounting, or regulatory purposes.

CLAUSE 24: DOMICILE AND NOTICES

Domicile

For all of the effects stemming from this Contract, the parties establish their domicile in the city of Santiago, Chile.

Notices

All the notices or communications prescribed in this Contract or which may be made by the parties for any cause or reason and for which a specific different form of transmission is not prescribed shall be sent in writing to the address of the party to which they are addressed in the form of a letter delivered by hand, by certified mail, fax, or electronic mail, addressed to the General Manager of ALTEC or the Bank, as the case may be.

If a letter has been delivered by hand or transmitted by fax or e-mail, the date of delivery of the letter or transmission by fax or e-mail shall be deemed to be the date of notification. If said letter has been sent by certified mail, the fifth day after its deposit with the postal service, which shall be evidenced by the receipt issued by the postal service, shall be deemed to be the date of notification.

ALTEC’s address for all the purposes mentioned herein is Avda. Andrés Bello Nº 2777, 16th floor, Las Condes commune, Santiago, Chile. Its telephone and fax numbers are 562 – 2706790 and 562 – 2706791, respectively.

The Bank’s address for the same purposes is Calle Bandera Nº 140, Santiago. Its telephone and fax numbers are 562 – 6474325 and 562 – 6724237.

CLAUSE 25: COPIES AND CAPACITIES

Copies

This instrument is signed in four identical counterparts, two of which shall be held by each party.

Capacities

Mr. Gonzalo Romero Astaburuaga’s legal capacity to represent Banco Santander – Chile is evidenced in a public document dated September 9, 2003, executed before Notary Public Nancy De la Fuente Hernández. Alberto Patricio Melo Guerrero’s legal capacity to act in representation of ALTEC is evidenced in a public document dated February 27, 2001, executed before Notary María Gloria Acharán Toledo.

/s/ Gonzalo Romero Astaburuaga		/s/ Patricio Melo Guerrero
For	BANCO SANTANDER CHILE	For	ALTEC S.A.
	Gonzalo Romero Astaburuaga		Patricio Melo Guerrero